SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Under Rule 14a-12

AMERIGROUP CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.
☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

4)	Date Filed:

April 17, 2002

Dear Stockholder:

You are cordially invited to attend AMERIGROUP Corporation’s first annual meeting of stockholders, which will be held on May 14, 2002 at 10:00 a.m., local time, at the Norfolk Waterside Marriott, located at 235 E. Main Street, Norfolk, Virginia 23462 in the Hampton Ballroom IV. After the formal business session, there will be a report on the state of the Company and a brief question and answer session.

The attached notice and proxy statement describe the items of business to be transacted at the annual meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the annual meeting. Please follow the instructions on the enclosed proxy card.

Remember, you can always vote in person at the annual meeting even if you have voted by proxy if you are a stockholder of record or have a legal proxy from a stockholder of record.

Sin	cerely,

AM	ERIGROUP Corporation

Jef	frey L. McWaters
Ch	airman and Chief Executive Officer

4425 Corporation Lane
Virginia Beach, VA 23462

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 14, 2002

The annual meeting of stockholders of AMERIGROUP Corporation will be held in the Hampton Ballroom IV at the Norfolk Waterside Marriott, located at 235 E. Main Street, Norfolk, Virginia 23462 on Tuesday, May 14, 2002 at 10 a.m., local time. Doors to the meeting will open at 9:30 a.m. The annual meeting will be held for the following purposes:

1.	To elect two directors to the Board of Directors for three-year terms ending in 2005;

2.	To ratify the appointment by the Board of Directors of KPMG LLP as our independent auditors for the year ending December 31, 2002; and

3.	To transact such other business that may properly be brought before the meeting or any adjournment or postponement thereof.

Notice of the annual meeting has been sent to all holders of record of AMERIGROUP’s common stock at the close of business on March 22, 2002. All holders of record as of March 22, 2002 will be entitled to attend and vote at the meeting.

A copy of our 2001 Annual Report is being mailed together with this proxy material. Any stockholder who desires additional copies may obtain one without charge by sending a request to the Company, c/o Investor Relations, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

By	Order of the Board of Directors,

ST	ANLEY F. BALDWIN
Sen	ior Vice President,
Ge	neral Counsel and Secretary

Virginia Beach, Virginia
April 17, 2002

AMERIGROUP CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2002

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement has been sent to you to solicit your vote at the annual meeting of stockholders of AMERIGROUP Corporation to be held in the Hampton Ballroom IV at the Norfolk Waterside Marriott, located at 235 E. Main Street, Norfolk, Virginia on Tuesday, May 14, 2002 at 10 a.m., local time, or any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. Our Board of Directors is soliciting the accompanying form of proxy and urges you to sign the proxy, fill in the date, and return it immediately. The prompt cooperation of stockholders is necessary in order to ensure a quorum and to avoid expense and delay. References in this proxy statement to “the Company,” “we,” “us” and “our” refer to AMERIGROUP Corporation.

Notice of the annual meeting has been sent to all stockholders of record of our common stock who held such shares of stock at the close of business on March 22, 2002. You may vote your shares if you were a stockholder of record of our common stock on that date. Each share is entitled to one vote at the meeting. At the close of business on March 22, 2002, there were 19,904,764 outstanding shares of our common stock, par value $0.01 per share. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Any stockholder present (including broker non-votes) at the annual meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists. With respect to the election of Directors or the ratification of the appointment of the Company’s auditors, none of the proxies marked “withhold authority” or marked “abstain,” or which constitute broker non-votes, will be counted for the purpose of determining the number of votes cast at the annual meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

This proxy statement and the accompanying proxy materials are first being mailed to stockholders on or about April 17, 2002.

All holders of record of our common stock as of the close of business on March 22, 2002 will be entitled to attend and vote at the meeting. You may vote your shares either by proxy or in person, as follows:

■ By
Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it by mail in the postage paid envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, all of your shares will be voted:

■ FOR	all of the nominees for Director;

■ FOR	ratification of the appointment of KPMG LLP as our independent auditors to serve for the 2002
fiscal	year; and

■ At	the discretion of your proxies, on any other matters that may be properly brought before the annual meeting.

■ In	Person: You may attend the annual meeting and vote in person.

You may revoke your proxy before it is voted at the meeting by either filing a written notice of revocation dated after the proxy date with American Stock Transfer & Trust Company in its capacity as our transfer agent or by sending to American Stock Transfer & Trust Company a later-dated proxy for the same shares of common stock. You may also revoke your proxy by attending the annual meeting and voting in person at the annual meeting. The mailing address for American Stock Transfer & Trust Company is 5559 Maiden Lane, New York, NY 10038.

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company, at 212-936-5100 or 800-937-5449.

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Such solicitation will be made by mail and may also be made by directors, officers and employees of the Company personally or by telephone, facsimile or other electronic means, without additional compensation. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their reasonable expenses for sending material to principals and obtaining their proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of February 28, 2002, by (i) each named executive officer listed in the Summary Compensation Table, (ii) each of our directors, (iii) all directors and executive officers as a group and (iv) stockholders holding 5% or more of our outstanding common stock based on information previously provided to the Company by the beneficial owner.

Name	Number of Shares	Percent
Jeffrey L. McWaters(1)(2)	753,709	3.7%
C. Sage Givens(3)	2,641,716	13.3%
Carlos A. Ferrer(4)	2,475,860	12.4%
Charles W. Newhall, III(5)	2,093,388	10.5%
William J. McBride(6)	64,125	*
Uwe E. Reinhardt, Ph.D. (7)	20,000	*
Prudential Insurance Company of America(8)	1,855,387	9.3%
Sutter Entities(9) Accel Entities(10)	1,357,815 1,279,910	6.8 6.4	% %
Nassau Entities(11)	1,095,158	5.5%
Theodore M. Wille, Jr.(1)(12)	183,625	*
Lorenzo Childress, Jr., M.D.(1)(13)	131,250	*
Scott M. Tabakin (1)(14)	18,325	*
Scott S. Pickens (1)(15)	27,700	*
All executive officers and directors as a group (18 persons)	8,854,005	42.4%
* Represents beneficial ownership of less than one percent.

(1)	The address for this person is c/o AMERIGROUP Corporation, 4425 Corporation Lane, Suite 300, Virginia Beach, VA 23462.
(2)	Includes options to purchase 328,709 shares of common stock.
(3)
Represents securities owned by Acacia Venture Partners, L.P. and Southpointe Venture Partners, L.P. Ms. Givens is a general partner of Acacia which is general partner of Southpointe Venture Partners, L.P. and shares investment and voting power with respect to the securities beneficially owned by these funds. Ms. Givens’ address is c/o Acacia Venture Partners, 101 California Street, #3160, San Francisco, CA 94111. Includes options to purchase 12,500 shares of common stock granted to Ms. Givens.

(4)
Represents securities owned by FFC Partners I, L.P. and FFC Executive Partners I, L.P. Mr. Ferrer is a general partner of Ferrer Freeman & Company, LLC, and shares investment and voting power in respect to the securities beneficially owned by these funds. Includes options to purchase 12,500 shares of common stock granted to Mr. Ferrer. Mr. Ferrer’s address is c/o Ferrer Freeman & Company, LLC, 10 Glenville Street, Greenwich, CT 06831.

(5)
Represents securities owned by NEA Ventures L.P. and NEA Partners VI, Limited Partnership. Mr. Newhall is a general partner of New Enterprise Associates Limited Partnerships, and shares investment and voting power in respect to the securities beneficially owned by these funds. Includes options to purchase 12,500 shares of common stock granted to Mr. Newhall. Mr. Newhall’s address is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.

(6)	Includes options only. Mr. McBride’s address is 150 Golf House Road, Haverford, PA 19041.
(7)	Includes options only. Dr. Reinhardt’s address is 351 Wallace Hall, Princeton University, Princeton, NJ 08544.
(8)	The address for Prudential Insurance Company of America is One Gateway Center, 11th Floor, Newark, NJ 07102.

(9)
Represents securities owned by Sutter Hill Ventures, a California Limited Partnership, managing directors and a director of the general partner of Sutter Hill, retirement trusts of some of such managing directors, family partnerships associated with such managing directors, Sutter Hill Entrepreneurs Fund (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P. and other entities associated with Sutter Hill. The general partner of Sutter Hill Ventures, Sutter Hill Ventures LLC, is also the general partner of the Sutter Hill Entrepreneurs Funds. Each individual managing director of the general partner disclaims beneficial interest in the stock held by other individuals and by Sutter Hill except to their pecuniary interest in the partnership. Messrs. David L. Anderson, G. Leonard Baker, Jr., William H. Younger, Jr., Tench Coxe and Gregory P. Sands may be deemed to have investment and voting power with respect to all or some of these shares. The address for the Sutter Entities is c/o Sutter Hill Ventures, 755 Page Mill Road, Suite A-200, Palo Alto, CA 94163.

(10)
Represents securities owned by Accel IV L.P., Accel Investors 95 L.P., Accel Keiretsu L.P., and Ellmore C. Patterson Partners. Messrs. Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Paul H. Klingenstein, Luke B. Evnin, and G. Carter Sednaoui may be deemed to have investment and voting power with respect to all or some of these shares. However, each individual disclaims beneficial interest in the stock held by other individuals. The address for the Accel Entities is c/o Accel Partners, 428 University Avenue, Palo Alto, CA 94301.

(11)
Represents securities owned by Nassau Capital and NAS Partners I. The voting and investment with respect to these securities is under common control. Messrs. Randall Hack and John Quigley may be deemed to have investment and voting power with respect to all or some of these shares. However, each individual disclaims beneficial interest in the stock held by other individuals. The address for the Nassau Entities is c/o Nassau Capital Partners LP, 22 Chambers Street, 2nd Floor, Princeton, NJ 08542.

(12)	Includes options to purchase 88,625 shares of common stock.
(13)	Includes options to purchase 81,250 shares of common stock.
(14)	Includes options to purchase 13,125 shares of common stock.
(15)	Includes options to purchase 24,000 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Exchange. Executive officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file. Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations from certain reporting persons that no other filings were required for those persons, we believe that all the Section 16(a) filing requirements applicable to our executive officers, Directors and greater than ten percent stockholders were complied with for year 2001 except for the following late filings: (i) Acacia Management, L.P.’s Form 3 covering its initial ownership, (ii) Jeffrey L. McWaters’ Form 4 for November 2001 covering a sale of our common stock, and (iii) James E. Hargroves’ Form 4 for November 2001 covering a purchase of our common stock.

PROPOSAL #1:    ELECTION OF DIRECTORS

The Company’s Board of Directors currently has six members, only one of which, Mr. McWaters, is an employee of the Company.

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year at the annual meeting. Each class of Directors is elected for a term of three years, except in the case of elections to fill vacancies or newly appointed Directorships.

Two Directors will be elected at the annual meeting to serve until the annual meeting of stockholders in 2005 and until the election and qualification of their successors, or their earlier death, resignation or removal. Unless otherwise indicated on any proxy, the Board of Directors intends to vote the shares represented by proxies received by the Board for each of the nominees whose biographical information appears in the section immediately following. Each of the nominees are now serving as a director of the Company. Both nominees have consented to serve if elected. However, if at the time of the meeting any nominee is unable or unwilling to serve, the proxies will be voted for such other person as the Board of Directors may designate.

VOTE REQUIRED

Directors will be elected by a plurality of the votes cast. Shares not voted will not effect the election of Directors except to the extent that failure to vote for an individual results in another individual’s receiving a larger proportion of votes.

The Board of Directors unanimously recommends that you vote FOR the election to the Board of Directors of each of the two nominees identified below.

NOMINEES FOR DIRECTOR
(Terms to expire in 2005)

C. Sage Givens
Ms. Givens, age 45, has been one of our Directors since our formation in 1994. She is a founder and Managing General Partner of Acacia Venture Partners, a private venture capital fund. From 1983 to 1995, Ms. Givens was a General Partner of First Century Partners, also a private venture capital fund. Ms. Givens managed this fund’s healthcare investments. Ms. Givens also serves on the board of directors of HEALTHSOUTH Corporation, and several privately held health care companies.

Charles W. Newhall, III
Mr. Newhall, age 57, has been one of our Directors since our formation in 1994.
Mr. Newhall is a General Partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of CaremarkRx, Inc. and HEALTHSOUTH Corporation.

DIRECTORS CONTINUING IN OFFICE

Carlos A. Ferrer

Mr. Ferrer, age 48, has been one of our Directors since 1996. Mr. Ferrer is a General Partner of Ferrer Freeman & Company, LLC, a private equity firm founded in 1995 that manages funds dedicated to investing in the health care industry. His term as Director expires in 2003.

William J. McBride

Mr. McBride, age 57, has been one of our Directors since 1995. Mr. McBride has been retired since 1995. Prior to that, Mr. McBride was President, Chief Operating Officer and a director of Value Health, Inc. and President and Chief Executive Officer of CIGNA Healthplans, Inc. Mr. McBride also serves on the board of directors of a number of privately held companies. His term as Director expires in 2003.

Jeffrey L. McWaters

Mr. McWaters, age 45, has been our Chairman of the Board of Directors and Chief Executive Officer since he founded our Company in December 1994. From 1991 to 1994, Mr. McWaters served as President and Chief Executive Officer of Options Mental Health, a national managed behavioral health care company and prior to that, in various senior-operating positions with EQUICOR–Equitable HCA Corporation and CIGNA HealthCare. Mr. McWaters has served as a director of America Service Group Inc. since 1999. Mr. McWaters is a member of the Board of Visitors of the College of William and Mary and a director of the American Association of Health Plans. His term as Director expires in 2004.

Uwe E. Reinhardt, Ph.D.

Dr. Reinhardt, age 62, joined the Board of Directors in 2002. Dr. Reinhardt is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University, a Trustee of Duke University Health Center, H&Q HealthcareInvestors and H&Q Life Sciences Investors. Dr. Reinhardt is a member of the board of the Center for Healthcare Strategies, Inc. and a member of the External Advisory Panel for Health, Nutrition and Population, The World Bank. Dr. Reinhardt has served on the board of directors of Triad Hospitals, Inc. since 1998. His term as Director expires in 2004.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met seven times in 2001. There were four Regular and three Special Board Meetings. All Directors, except Kay Coles James, attended 75% or more of the meetings held during 2001. Ms. James, who resigned from the Board in July of 2001 to accept an appointment from President Bush, attended  1/3 of the Board Meetings in 2001 held prior to her resignation. Dr. Reinhardt accepted a position on our Board of Directors on March 7, 2002.

The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee approves the scope of audits and other services to be performed by the Company’s independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls; and reviews interim audited financial statements each quarter before the Company files its Form 10-K and Form 10-Q with the SEC. The Compensation Committee considers management proposals and makes recommendations to the Board of Directors with respect to compensation and benefit issues.

The Audit Committee

The Audit Committee of the Board of Directors is composed of three independent Directors and operates under a charter adopted by the Board of Directors (attached as Exhibit A hereto). These Directors are Carlos A. Ferrer, Charles W. Newhall, III and William J. McBride, with Mr. McBride serving as the Chairperson. The Board of Directors has determined that at least one member of the Audit Committee has accounting or related financial management expertise. The independent and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee met five times in 2001. Each member attended 75% or more of the meetings held in 2001. No membership changes are contemplated for 2002.

The Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2001.

At its meeting on March 1, 2002, the Audit Committee discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and has discussed with the auditors the auditor’s independence. The Audit Committee considered whether the provision of non-financial audit services was compatible with KPMG’s independence in performing audit services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

William J. McBride (Chairperson)
Carlos A. Ferrer
Charles W. Newhall, III

COMPENSATION OF DIRECTORS

Directors who are officers or employees of the Company receive no compensation for service as a member of the Board of Directors. Directors who are not officers or employees of the Company receive a quarterly retainer of $2,500 and $2,500 for each Regular Board meeting that they attend in person. Directors are not compensated for participating in Special Board meetings or participating in Regular Board Meetings by conference call. The Chairman of the Audit Committee receives an additional retainer of $1,000 per quarter. Directors are not separately compensated for participation or attendance at Committee meetings.

In February 2001, the Company granted to William J. McBride an option to purchase 12,500 shares of common stock, which vest over two years, at an exercise price of $15.00 per share, under our 2000 Equity Incentive Plan. In February 2002, the Company granted to Dr. Uwe E. Reinhardt an option to purchase 40,000 shares of common stock under our 2000 Equity Incentive Plan at an exercise price of $21.25 per share, subject to his agreement to serve on our Board of Directors, which occurred in March 2002. Options covering 20,000 of the shares were vested as of the date of grant, and the remaining 20,000 will vest on the first anniversary of the grant (assuming continued service as a Director).

EXECUTIVE OFFICER COMPENSATION

The table below sets forth a summary of the compensation the Company paid for the last three fiscal years to the Chief Executive Officer and to the four additional most highly compensated persons serving as executive officers (collectively with the Chief Executive Officer, the “Named Executive Officers”) at the end of the last fiscal year.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
Jeffrey L. McWaters	2001	437,419	950,000	3,952	(1)	50,000	4,195	(4)
Chairman and Chief Executive	2000	411,061	850,000	—		100,000	500	(4)
Officer	1999	321,234	200,000	2,937	(1)	25,000	1,800	(4)
Scott M. Tabakin	2001	177,692	410,000	126,960	(3)	100,000	—
Senior Vice President,	2000	—	—	—		—	—
Chief Financial Officer	1999	—	—	—		—	—
Theodore M. Wille, Jr.	2001	281,031	410,000	—		10,000	1,000	(4)
Senior Vice President,	2000	267,886	210,000	—		30,000	500	(4)
Chief Operating Officer	1999	245,692	100,000	1,174	(1)	12,500	—
Lorenzo Childress, Jr., M.D.	2001	283,041	400,000	—		17,500	1,000	(4)
Senior Vice President,	2000	268,271	210,000	—		25,000	500	(4)
Chief Medical Officer	1999	245,773	100,000	1,062	(1)	27,504	—
Scott S. Pickens	2001	257,354	410,000	—		12,500	1,000	(4)
Senior Vice President,	2000	129,808	176,000	94,334	(2)	37,500	500	(4)
Chief Information Officer	1999	—	—	—		—	—

(1)	Compensation for the payment of taxes
(2)	Compensation of $58,874 for relocation and $35,460 for payment of taxes.
(3)	Compensation of $69,637 for relocation and $57,323 for payment of taxes.
(4)	Compensation for corporate matching funds for the Company’s 401(k) retirement plan and for life insurance premiums.

The following table sets forth information concerning individual grants of stock options made during 2001 to the Named Executive Officers.

Option Grants In Last Fiscal Year

	Number of Securities Underlying Options Granted	Individual Grants Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name					5% ($)	10% ($)
Jeffrey L. McWaters(1)	50,000	7.8%	$15.00	02/15/2011	471,671	1,195,307
Scott M. Tabakin	100,000	15.7%	$15.00	05/15/2011	943,342	2,390,614
Theodore M. Wille, Jr.(1)	10,000	1.6%	$15.00	02/15/2011	94,334	239,061
Lorenzo Childress, Jr., MD(1)	17,500	2.7%	$15.00	02/15/2011	165,085	418,357
Scott S. Pickens(1)	12,500	2.0%	$15.00	02/15/2011	117,918	298,827

(1)
The options were granted on February 15, 2001. Options covering twenty percent (20%) of the shares were vested on the date of grant. Another five percent vested on April 1, 2001 and the remaining options vest in five percent increments each quarter thereafter.

(2)
Calculated based on the fair market value at the date of grant, which is equal to the exercise price. The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the SEC, and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the common stock.

The following table sets forth information concerning the exercise of stock options during 2001 by the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year–End Option Values

	Number of Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of In-the-Money Options at Fiscal Year-End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey L. McWaters	—	—	286,209	113,750	5,455,612	848,500
Scott M. Tabakin	—	—	—	100,000	—	680,000
Theodore M. Wille, Jr.	59,500	928,200	75,625	31,875	1,361,350	459,650
Lorenzo Childress, Jr., M.D.	—	—	69,875	35,125	1,247,135	462,855
Scott S. Pickens	—	—	15,625	34,375	106,250	233,750

(1)	This amount represents the aggregate market value of the common stock at the time each option was exercised less the aggregate exercise price of the option.
(2)	Value was calculated using the fair market value of $21.80 per share, which was the closing price on December 31, 2001.

AGREEMENTS WITH EMPLOYEES

Jeffrey L. McWaters.    The Company employs Mr. McWaters as our Chairman of the Board of Directors and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated October 2, 2000 (the “Agreement”). The Agreement has an initial term of three years, commencing on October 28, 1999, and continues from year to year thereafter, unless earlier terminated as provided in the Agreement. Pursuant to the Agreement, as long as Mr. McWaters is employed with the Company, the Board of Directors agrees to employ Mr. McWaters as Chief Executive Officer and nominate him as a Director and Chairman of the Board of Directors. The Agreement relates primarily to termination provisions and provides the following:

•
Mr. McWaters may terminate his employment on 30 days’ written notice to us, and if termination is at his option (other than on account of “Changed Circumstances” as described below) he is not entitled to severance benefits.

•	The Company may terminate Mr. McWaters for cause upon 30 days’ written notice, in which event Mr. McWaters would not be entitled to severance benefits.

•
If the Company terminates Mr. McWaters without cause or if Mr. McWaters terminates his employment on account of Changed Circumstances, Mr. McWaters would be entitled to (1) 24 months of severance payments based on his then current base salary, (2) a lump sum payment equal to two times the average annual bonus paid to him in the immediately preceding three years, and (3) medical and other health insurance benefits for 24 months. “Changed Circumstances” for purposes of the Agreement means a significant reduction in Mr. McWaters’ responsibilities, including without limitation the hiring of another executive to whom Mr. McWaters is required to report.

•
If Mr. McWaters terminates his employment on account of Changed Circumstances, or if the Company terminates his employment without cause during the 16-month period beginning four months before a change of control, Mr. McWaters would be entitled to be paid an amount equal to (1) two times his then current gross annual base salary plus (2) two times the average annual bonus paid to him in the immediately preceding three years, reduced as necessary to avoid characterization as a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Payment would be made, at Mr. McWaters’ election, either in a lump sum or in up to 24 monthly installments. In addition, Mr. McWaters would be entitled to continued medical and other health insurance benefits for so long as any installment payments are being made.

Change of control for these purposes includes: (1) the acquisition by a person or group of 20% of the voting power of our outstanding securities, (2) either a majority of the Directors nominated at an annual meeting of stockholders being nominated by other than “incumbent Directors” (i.e., the Directors on October 2, 2000 and any Directors subsequently nominated by at least  2/3 of the then incumbent Directors) or the incumbent Directors’ ceasing to constitute a majority of the Directors, (3) stockholder approval of (A) a merger or other business combination where our outstanding stock immediately prior to such transaction does not continue to represent more than 50% of the surviving entity, (B) a complete liquidation of the Company, or (C) a sale of substantially all of the Company’s assets or (4) any other event that the Board of Directors determines to affect the control of the Company.

The Agreement further:

•	provides for a base annual salary of not less than $425,000, plus a discretionary bonus,

•
contains a non–compete clause that provides that, for 24 months following termination, Mr. McWaters may not (1) engage in any business activity related to Medicaid managed health care in the markets in which we operate, or (2) solicit, interfere with, influence or endeavor to entice any employee, customer or any independent contractor of the Company, or any organization that is considered a prospect of the Company’s by virtue of having established contact with the Company for the purpose of doing business, and

•	provides for indemnification of Mr. McWaters in his capacity as a Director or officer of the Company.

Lorenzo Childress, Jr., M.D.    The Company employs Dr. Childress as Chief Medical Officer pursuant to a letter agreement dated March 17, 1995. The letter agreement established Dr. Childress’ initial salary, option bonus opportunity, initial grant of options and reimbursement of relocation expenses. In addition, the Company agreed to provide to Dr. Childress three months base salary as severance payment in the event of the termination of his employment without cause.

REPORT OF THE COMPENSATION COMMITTEE

Overview

The Compensation Committee of the Board of Directors is composed of three independent Directors. These Directors are William J. McBride, Charles W. Newhall III, and C. Sage Givens, with Ms. Givens serving as the Chairperson. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation of the executive officers of the Company, including the Named Executive Officers. This Committee met five times in 2001. The key components of the Company’s executive compensation program are base salary, annual incentive compensation and equity compensation in the form of stock option grants. Each member of the Compensation Committee is an independent non-employee Director who has never been an employee of the Company. The Compensation Committee utilizes independent compensation consultants for the purpose of understanding market pay levels and trends.

Compensation Philosophy

The Company’s executive compensation program is designed to allow the Company to be competitive in the marketplace with respect to attracting, retaining and motivating executive officers. The marketplace for executive talent is viewed to be companies generally engaged in the health care and insurance industries (including some, but not all, of the companies that are included in the peer group indices in the “Performance Graph” on  page 14) as well as firms in general industry of similar size and scope. The current program emphasizes pay-for-performance elements, such as annual cash incentives and stock option grants. While compensation surveys and other externally available pay information are used to understand the relevant labor markets and as tests for reasonableness, corporate, health plan and individual performance are the most important determinants in developing individual pay amounts.

Base Salary Compensation

Base salary compensation for executive officers is determined by an assessment of all of the following:

■	overall Company performance (financial and non-financial),

■	executive officer performance, experience and responsibilities, and

■	applicable market pay information.

The Compensation Committee believes that current base salaries for all Named Executive Officers are at or below median market levels, which is consistent with the Company’s philosophy of rewarding performance through incentive compensation.

The Chairman’s Bonus Plan

The Chairman’s Bonus Plan (the “Plan”) is an annual plan designed to reward the Company’s management, including its Chief Executive Officer and its executive officers, for the attainment of corporate and individual performance objectives. The corporate performance measures are total premium revenue, earnings per share and administrative and health benefit expense ratios. The Company’s annual Strategic Initiatives are reviewed by the Compensation Committee and approved by the Board of Directors. Participants under the Plan can receive an award under the Plan only if both the Company’s Strategic Initiatives and their respective individual objectives are met. The Company’s Strategic Initiatives, as well as the individual’s objectives, are developed to encourage responsible and profitable growth and the creation of shareholder value, while taking into consideration other non-financial goals such as quality standards, operational excellence, market leadership, member and provider satisfaction and the execution of strategic plans. The Company’s policy is to provide a target incentive award as a percentage of base salary that, when combined with base salary compensation, will represent median to 75th percentile of the total annual compensation levels in the applicable marketplace.

In 2001, the Company exceeded its performance objectives, reflecting better than planned financial performance and the accomplishment of all of the Company’s Strategic Initiatives, including the conclusion of a successful initial public offering. As a result, a special one-time recognition payment (the “Recognition Payment”) was paid to the Company’s management for the extraordinary results achieved in 2001.

Stock Options

The Company uses stock options granted under its 2000 Equity Incentive Plan as the primary means to reward executive officers and other key staff for long-term sustained performance, and as a tool to retain, attract and motivate critical employees. The use of stock options, in the opinion of the Compensation Committee, provides a significant and critical link between the results achieved for the organization’s stockholders and the rewards of executive officers and other staff.

Stock options granted pursuant to the Plan typically have a 10-year term and vest over five years, commencing on the first day of the applicable bonus period. The bonus period runs concurrent with the calendar year. Accordingly, for options grants with respect to 2001, which were granted on February 7, 2002, the vesting effectively commenced January 1, 2001, so that the options were 20% vested as of the date of grant. Another 5% of the options vested on April 1, 2002, and the options will continue to vest at a rate of 5% per calendar quarter until fully vested. The Compensation Committee reviews and recommends to the Board of Directors the aggregate amount of stock option awards, as well as their applicable terms, vesting and timing. The actual number of shares received by a participant under the Plan reflects their level of responsibility along with performance and past and anticipated future contributions to the Company.

Chief Executive Officer Compensation

Pursuant to a contract entered into in 2000, Mr. Jeffrey L. McWaters, the Company’s Chairman and Chief Executive Officer, is entitled to receive an annual base salary of not less than $425,000. For fiscal 2001, Mr. McWaters received a base salary of $437,419. Based on applicable external information provided by our outside compensation consultant, this salary is below median levels of pay for his position in the market. Mr. McWaters also has an annual incentive target equal to 150% of his base salary. For fiscal 2001, based on an evaluation of Company performance against its Strategic Objectives, the Compensation Committee recommended and the full Board approved an award under the Plan for Mr. McWaters of 150% of base salary, or $662,994.

In addition to an award under the Plan, the Compensation Committee approved a Recognition Payment for Mr. McWaters in the amount of $287,006. The Recognition Payment rewards Mr. McWaters, not only for the Company’s financial and operating results in 2001, but also for his outstanding leadership from inception of the Company to date. Mr. McWaters’ accomplishments during this period included fifteen consecutive quarters of profitability, annualized revenue in excess of a billion dollars, a compounded annual growth rate of 92% in premium revenue from 1997 to 2001, a 119% compounded annual growth rate in net income from 1998 to 2001, an 84% compounded annual growth rate in membership from 1997 to 2001 and the Company’s successful Initial Public Offering in November 2001.

In the year 2001, Mr. McWaters was granted options to purchase 50,000 shares of common stock at an exercise price of $15.00 per share. The options were granted under the 2000 Equity Incentive Plan in recognition of his performance in the year 2000.

Executive Compensation Tax Deductibility

The Omnibus Budget Reconciliation Act of 1993 (the “Budget Act”) amended the Code to generally provide that compensation paid by a publicly-held corporation to its chief executive officer and four most highly compensated executive officers in excess of $1 million per year per executive will be deductible by the corporation only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the corporation. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and other equity compensation. It is the Compensation Committee’s intended policy to maximize the effectiveness of the Company’s executive compensation plan while also taking into consideration the requirements of Section 162(m) of the Code. In that regard, the Compensation Committee intends to maintain flexibility to take actions which it deems to be in the best interest of the Company and its stockholders. Where practical, these actions will qualify for tax deductibility under the Code.

Based upon a special transition rule contained in the Treasury regulations issued pursuant to Section 162(m) of the Code that applies to private corporations that complete an initial public offering, and assuming no material modifications to the 2000 Equity Incentive Plan, the Company intends to treat all payments made under the 2000 Equity Incentive Plan until the annual meeting of stockholders of the Company held in the year 2005 as not subject to the deduction limitations of Section 162(m) of the Code. The deductibility of payments made under the 2000 Equity Incentive Plan resulting in total covered compensation in excess of $1 million for the Named Executive Officers following the annual meeting of stockholders of the Company held in the year 2005 and thereafter will depend on whether the Company and the equity incentive plan comply with the performance-based compensation exception to Section 162(m).

Members of the Compensation Committee:

C. Sage Givens (Chairperson)
William J. McBride
Charles W. Newhall, III

PERFORMANCE GRAPH

The following line graph compares the percentage performance change in the cumulative total stockholder return on the Company’s common stock against the cumulative total return of the Standard & Poor’s Corporation Composite 500 Index (the “S&P 500”) and a peer group index for the period from November 6, 2001 (the date of our initial public offering) to December 31, 2001. The graph assumes an initial investment of $100 in AMERIGROUP common stock and in each of the indices.

The peer group index consists of WellPoint Health Networks (WLP), Health Net Inc. (HNT), Coventry Health Care Inc. (CVH), Centene Corporation (CNTE) and United Health Care (UNH).

Comparisons of Total Stockholder Returns

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

The Company has entered into an indemnification agreement with each of its officers and Directors. The indemnification agreement provides that the Director or officer will be indemnified to the fullest extent permitted by law for claims arising in such person’s capacity as a Director or officer. The agreement further provides that in the event of a change of control, the Company would seek legal advice from an approved special independent counsel selected by the officer or Director, who has not performed services for either party for 5 years, to determine the extent to which the officer or Director would be entitled to an indemnity under applicable law. Also, in the event of a change of control or a potential change of control the Company would, at the officer’s or Director’s request, establish a trust in an amount equal to all reasonable expenses anticipated in connection with investigating, preparing for and defending any claim. The Company believes that these agreements are necessary to attract and retain skilled management with experience relevant to our industry.

Investor Rights Agreement

Mr. McWaters and the approximately 40 holders of common stock issued upon the previous conversion of the Series A, B, and C preferred stock and exercise of warrants related to our Series E mandatorily redeemable preferred stock (including entities affiliated with C. Sage Givens, Charles W. Newhall, III and Carlos A Ferrer, current directors of the Company) are parties to a Second Restated Investor Rights Agreement, dated July 28, 1998. On February 28, 2002, such persons held a total of approximately 12,301,316 shares of common stock, or approximately 62% of our issued and outstanding common stock. Pursuant to this agreement, upon the expiration of six months following the close of the initial public offering, the holders of at least 40% of the aggregate common stock issued on the conversion of our Series A, B, and C preferred stock and exercise of warrants related to our Series E mandatorily redeemable preferred stock may require the Company on up to three occasions to use its best efforts to file a registration statement covering the public sale of part of that common stock having an aggregate offering price of more than $5 million. The Company has the right to delay any registration by up to 90 days.

These holders also have piggy-back registration rights to include their shares in any registration statement filed on the Company’s behalf (other than for employee benefit plans and business acquisitions or corporate restructurings) or on behalf of other stockholders.

In addition, these holders have the right to request the Company to register their securities on a short-form S-3 registration statement on up to three occasions.

Silicon Valley Bank, which currently owns 21,511 shares of common stock, has piggy-back registration rights until the first anniversary of our initial public offering and Prudential Insurance Company of America, which currently owns 1,855,387 shares of common stock, has piggy-back registration rights until the fifth anniversary of the initial public offering.

Purchase of Shares from Former Director

On July 26, 2001, Kay Coles James resigned from the Board of Directors in order to accept the position of Director of the Office of Personnel Management for the Federal Government. In connection with her resignation, Ms. James exercised her options to purchase 12,502 shares for $8.60 per share. Pursuant to her non-qualified stock option agreement, the Company purchased 12,502 shares from Ms. James for an aggregate of $187,530, or $15.00 per share.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed KPMG LLP to serve as our independent auditors for the 2002 fiscal year. KPMG LLP has been our auditors since 1994. We are asking our stockholders to ratify the Board of Directors appointment of KPMG as our independent auditors for the 2002 fiscal year.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR such ratification.

INDEPENDENT PUBLIC ACCOUNTANTS’ FEES

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of AMERIGROUP Corporation’s annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP:

Audit fees, excluding audit related	$241,000

All other fees:
Audit related fees (1)	$521,132
Other non-audit services (2)	65,450

Total all other fees	$586,582

(1)
Audit related fees consisted principally of issuances of letters to underwriters, review of registration statements and issuance of consents, audits of financial statements of employee benefit plans, agreed-upon procedures engagements related to stock ledger reconciliations and support for certain supplemental payments from the state of Maryland, information systems reviews not performed in connection with the audit and due diligence assistance services.

(2)	Other non-audit services consisted of tax compliance, tax advisory and actuarial services.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Under the rules and regulations of the SEC as currently in effect, any holder of at least $2,000 in market value of our common stock who has held such securities for at least one year and who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in May 2003 must transmit that proposal (along with his name, address, the number of shares of common stock that he holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such common stock through the date of the 2003 meeting) in writing not later than December 15, 2002. Under the Company’s by-laws, notice of any other stockholder proposal to be made at the 2003 annual meeting of stockholders must be received not less than 60 days nor more than 90 days prior to the one year anniversary of the 2002 annual meeting. All proposals of stockholders intended to be presented at the next annual meeting must be sent to the Corporate Secretary, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

OTHER MATTERS

As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

By Order of the Board of Directors,

Stanley F. Baldwin
Senior Vice President,
General Counsel and Secretary

Exhibit A

Audit Committee Charter

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing the following: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system

•	Review and appraise the audit efforts of the Corporation’s independent accountants and Financial Controls department

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the Financial Controls department, and the Board

•	As long as the Company’s equity is listed, the Committee will ensure that the company complies with the applicable exchange requirements

•	Ensure the independence of the independent accountants from management

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent within the meaning of the Nasdaq rules, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices and an ability to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.    MEETINGS

The Committee shall meet at least four times annually or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the Financial Controls department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financial statements consistent with IV.4 below.

IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter periodically, at least annually, as conditions dictate.

2.
Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the Financial Controls department and management’s response.

4.
Review with financial management and the independent accountants each Form 10-Q prior to its filing and earnings reports, if any, prior to such release. The Chair of the Committee may represent the entire Committee for purposes of this review.

5.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Independent Accountants

6.
Recommend to the Board the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the independent accountants all significant relationships the independent accountants have with the Corporation, including management consulting services, to determine the accountants’ independence.

7.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

8.	Periodically consult with the independent accountants out of the presence of management about internal control and the fullness and accuracy of the organization’s financial statements.

9.	Obtain from the independent accountants any information to Section 10A of the Securities Exchange Act of 1934.

Financial Reporting Processes

10.
In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external. The Committee will confirm that the Company’s interim financial statements included in its reports on Form 10-Qs have been reviewed by the Company’s independent accountants.

11.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

12.
Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the Financial Controls department.

Process Improvement

13.
Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

14.
Following completion of the annual audit, review separately with each of management, the independent accountants and the Financial Controls department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

15.	Review any significant disagreement among management and the independent accountants or the Financial Control department in connection with the preparation of the financial statements.

16.
Review with the independent accountants, the Financial Control department and management the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

17.
Inquire of management, the independent accountants, and the Financial Controls department about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

Ethical and Legal Compliance

18.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

19.
Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.

20.	Review activities, organizational structure, and qualifications of the Financial Controls department.

21.	Review with the organizations’s counsel, legal compliance matters including corporate securities trading policies.

22.	Review with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

23.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

PROXY

AMERIGROUP CORPORATION

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint Stanley F. Baldwin, Esq. and Scott M. Tabakin and each of them, the true and lawful attorneys-in-fact and proxies of the undersigned (acting by a majority hereunder), each with full power of substitution, to vote all common shares of the undersigned in AMERIGROUP Corporation at the Annual Meeting of Stockholders to be held on May 14, 2002 at 10:00 A.M. in the Hampton Ballroom IV at the Norfolk Waterside Marriott on 235 East Main Street, Norfolk, Virginia, and at any adjournment thereof, upon all matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this proxy. This proxy revokes all prior proxies given by the undersigned.

(Please sign and date on reverse side)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
AMERIGROUP CORPORATION

May 14, 2002

¯    Please Detach and Mail in the Envelope Provided    ¯

A	☒	Please mark your votes as in this example.

	FOR all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING: (See the Reverse for Additional Instructions on Proposition 1)			FOR	AGAINST	ABSTAIN
1. Election of directors.	☐	☐	Nominees:	C. Sage Givens Charles W. Newhall, III	2. Appointment of KPMG LLP as independent auditors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), strike a line through that nominee(s) name in the list at right.
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND THE NOMINEES.

IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

Signature                                           Signature, if held jointly                                           Date:             , 2002

NOTE:
Please sign name exactly as it appears on the mailing label. When joint tenants hold shares, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporate name by president or another authorized officer. If a partnership, please sign by an authorized person.